UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

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                          RIVIERA HOLDINGS CORPORATION


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In  the  July  28,  2006  conference  call  that  Riviera  Holdings  Corporation
("Riviera") will hold in conjunction with its release of second quarter financial results, William L. Westerman, Chairman of the Board and Chief Executive Officer of Riviera, will make the following remarks concerning the Agreement and Plan of Merger among Riviera, Riv Acquisition Holdings Inc. and
Riv   Acquisition   Inc.  and  Riviera's   August  8,  2006  annual  meeting  of
shareholders:

     Our proxy materials in connection with our annual meeting of shareholders to be held on August 8, 2006 have been mailed to shareholders of record as of July 7, 2006. At the annual meeting, shareholders will vote on, among other things, our merger agreement with Riv Acquisition Holdings Inc. and election of our board of directors. All shareholders should have received our proxy materials directly or through their brokers. If your shares are held in street name, our proxy materials should have been forwarded to you. If you have not received our proxy materials and you owned shares as of July 7, 2006, I urge you to contact your broker immediately so that you can vote. Not voting on the merger will have the same effect as voting against it because a favorable vote of holders of at least 60% of our outstanding shares is required for approval of the merger.

     Our proxy statement contains important information concerning the merger and the extensive process undertaken by us and our financial advisor to obtain an acquisition price which we could recommend for stockholder approval. It is important to understand that the process to find a purchaser of our company was initiated in February 2005 and was conducted over an extensive period of time. We were assisted in that process by our financial advisor, which made contacts with over 100 parties, including gaming operators, leisure and entertainment companies, private equity firms, and real estate investors, to solicit potential interest in a purchase of our company.

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     Furthermore,  prior  to our  April  6,  2006  announcement  of  the  merger agreement, two public reports were issued concerning a possible acquisition of Riviera at or above a stated price. On December 27, 2005, my personal agreement to sell my Riviera shares to the Riv Acquisition Holdings Inc. investor group was reported. That report informed the public that in addition to acquiring my shares, the investor group intended to seek to acquire control of Riviera at not less than $15.00 per share. Thereafter, on March 23, 2006, Riviera reported its discussions with the investor group for the group's acquisition of Riviera at $17.00 per share. Despite those public reports, no one else came forward with a credible offer at any price.

     We understand that certain of our shareholders have suggested that the $17.00 per share price for our stock should be restated and evaluated as a per-acre purchase price for our Las Vegas real estate. However, it is important to understand that if you choose to recharacterize the purchase of our stock as a purchase of land for redevelopment purposes, significant additional costs must be considered in calculating the true acquisition price. These include costs associated with asbestos abatement, demolition, removal of debris, termination of employees and cancellation of leases and other contracts, especially convention bookings. Each of those items would be an additional expense for any purchaser that intends to build an entirely new structure on our 26-acre Las Vegas parcel. We believe those cost factors are particularly important when you consider the substantial development currently taking place in the vicinity of Riviera Las Vegas, as well as the age of our facilities.

     Consequently, we believe that any per-acre pricing analysis must take into account the significant costs required to turn our Las Vegas property into vacant, developable land. Put another way, we believe that any prospective purchaser contemplating a complete redevelopment of our 26-acre Las Vegas parcel, rather than an improvement of our existing hotel and casino, would need to factor those additional costs into the pricing of the deal.

     We have analyzed a hypothetical scenario in which we sell Riviera Black Hawk for $125 million, which is the highest price at which a potential purchaser expressed an interest during our strategic process last year, and then we sell our 26 acres in Las Vegas to a purchaser who wants vacant, developable land, similar to the deal announced by Archon Corporation last month for the Wet' n Wild property. We have concluded that such a purchaser would need to pay in excess of $17 million per acre for our Las Vegas property in order for our shareholders to realize a net $17.00 per share price. Our analysis is based on the following cost factors and the purchaser's assumption or retirement of our debt:

    o  Riviera's effective federal tax rate is 35%
    o  Riviera's effective Colorado tax rate is 4.63%
    o  Our tax basis in Riviera Black Hawk is $53 million
    o  Our tax basis in Riviera Las Vegas' assets including land is $106 million
    o $56.5 million of federal tax net operating losses are available without regard to Internal Revenue Code section 382 limitations
    o In order to turn Riviera Las Vegas into vacant, developable land, costs associated with demolition, abatement, WARN Act compliance and personnel severance, as well as the cost of canceling our committed convention sales contracts and lease agreements must be factored into the pricing of the deal. Our rough estimate of the total of those costs is at least $36 million, although it is difficult to calculate an actual total prior to occurrence of such an event.

     I want to stress that after considering all the relevant factors, Riviera's board of directors concluded that $17.00 per share was the best price we could obtain for the company, and it continues to be the best price we can obtain for the company. Therefore, we recommend that shareholders vote in favor of the merger.

     You should also consider that after we announced on November 8, 2005 the termination of our strategic process to maximize shareholder value, the price of our stock fell below $15.00 per share and did not climb above that level until after the report on December 27, 2005 of my agreement to sell my shares to Riv Acquisition Holdings Inc.'s investor group at $15.00 per share.

     Our annual meeting will be held at the Riviera Las Vegas on August 8 at 11:00 a.m. We hope shareholders will attend in person or by proxy.